Exhibit 10.28

SENIOR MANAGEMENT AGREEMENT

BY AND BETWEEN

HURON CONSULTING GROUP LLC

AND

JAMES ROJAS

i

SENIOR MANAGEMENT AGREEMENT

SENIOR MANAGEMENT AGREEMENT (the “Agreement”), effective as of May 15, 2002 (the “Effective Date”), by and between Huron Consulting Group LLC, a Delaware limited liability company (the “Company”), and James Rojas (the “Executive”).

PRELIMINARY RECITALS

A. WHEREAS, the Company is engaged in the business of providing diversified business consulting services (the “Business”). For purposes of this Agreement, the term the “Company” shall include the Company, its subsidiaries and assignees and any successors in interest of the Company and its subsidiaries; and

B. WHEREAS, the Company desires to employ Executive as of the Effective Date, and Executive desires to be so employed by the Company, as set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment.

1.1 Title and Duties. The Company agrees to employ Executive, and Executive agrees to accept employment with the Company, as Director for the Employment Period, in accordance with the terms and conditions of this Agreement. During the Employment Period, Executive shall have such responsibilities, duties and authorities as are customarily assigned to such position and shall render such services or act in such capacity for the Company and its affiliates, as the Company’s President (the “President”) shall from time to time direct. Executive shall perform the duties and carry out the responsibilities assigned to him, to the best of his ability, in a trustworthy and businesslike manner for the purpose of advancing the business of the Company. Executive acknowledges that his duties and responsibilities hereunder will require his full business time and effort and agrees that, during the Employment Period, he will not engage in any other business activity or have any business pursuits or interests which materially interfere or conflict with the performance of his duties hereunder. Executive shall engage in travel as reasonably required in the performance of Executive’s duties.

1.2 Employment Period. The employment of Executive under this Agreement shall begin on the Effective Date and shall continue through the third anniversary of the Effective Date (the “Initial Period”). Commencing on the third anniversary of the Effective Date and on each anniversary thereafter, the employment of Executive under this Agreement shall automatically renew and extend for an additional year, unless one of the parties shall deliver to the other sixty (60) days’ advance written notice of the cessation of such automatic renewal. “Employment Period” shall mean the Initial Period and any automatic extensions of Executive’s employment under this Agreement. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Section 1.3, 1.4 and 1.5.

1.3 Termination Upon Death. If Executive dies during the Employment Period, Executive’s employment shall automatically terminate on the date of Executive’s death.

1.4 Termination by the Company.

(a) The Company may terminate Executive’s employment hereunder upon written notice to Executive as described in (i) and (ii) below. Such termination shall be effective upon the date of service of such notice pursuant to Section 10.6.

(i) Prior to the third (3rd) anniversary of the Effective Date, the Company may terminate Executive’s employment only: (i) due to the Permanent Disability of Executive or (ii) for Cause.

(ii) On and after the third (3rd) anniversary of the Effective Date, the Company may terminate Executive’s employment: (i) due to the Permanent Disability of Executive, (ii) for Cause, or (iii) without Cause for any or no reason.

(b) For purpose of this Agreement, “Cause” means the occurrence of any of the following events, as determined in the reasonable good faith judgment of the President:

(i) the failure of Executive to perform his material duties which failure continues for ten (10) days after the Company has given written notice to Executive specifying in reasonable detail the manner in which Executive has failed to perform such duties;

(ii) commission by Executive of an act or omission constituting (x) a felony, (y) dishonesty with respect to the Company or (z) fraud;

(iii) commission by Executive of an act or omission that (x) could adversely and materially affect the Company’s business or reputation, or (y) involves moral turpitude;

(iv) the breach, non-performance or non-observance of any of the material terms of this Agreement (other than a breach, non-performance or non observance described in clause (v) of this Section 1.4(b)), or any other agreement to which Executive and the Company are parties, by Executive, if such breach, non-performance or non-observance shall continue beyond a period of ten (10) days immediately after written notice thereof by the Company to Executive; or

(v) any breach, non-performance or non-observance of Sections 7.3, 7.4 or 7.5, of this Agreement.

(c) Executive shall be deemed to have a “Permanent Disability” for purposes of this Agreement if Executive is eligible to receive benefits under the Company’s long-term disability plan then-covering Executive.

1.5 Termination by Executive. Executive shall give sixty (60) days’ prior written notice to the Company prior to the effectiveness of any resignation of his employment with the Company. If Executive’s resignation is effective within the ninety (90) days immediately following the Company’s written notice to Executive that his primary location of employment with the Company will change to a location that is more than seventy-five (75) miles from Executive’s primary location of employment with the Company as of the Effective Date, then Executive’s resignation shall be deemed for “Good Reason.”

2. Compensation and Benefits.

2.1 Base Salary. As consideration for the services of Executive hereunder, during the Employment Period the Company shall pay Executive an annual base salary of $200,000 (the “Base Salary”), payable in accordance with the Company’s customary payroll practices as in effect from time to time. The President shall perform an annual review of Executive’s compensation based on Executive’s performance of his duties and the Company’s other compensation policies, provided that Executive’s Base Salary shall not be reduced without Executive’s consent unless such reduction is part of a comparable overall reduction for members of senior management. The term Base Salary shall include any changes to the Base Salary from time to time.

2.2 Bonus Programs.

(a) Annual Bonus.

(i) During the Employment Period, Executive shall be eligible for an annual bonus in an amount determined by the President based on Executive’s performance of his duties and the Company’s other compensation policies (the “Annual Bonus”). For the three year period commencing on the Effective Date through the third anniversary thereof, the target for the Executive’s Annual Bonus shall be one hundred thousand dollars ($100,000) (the “Target Amount”) per year. The Executive’s right to any bonus payable pursuant to this Section 2.2 shall be contingent upon Executive being employed by the Company on the date of an installment payment of a bonus described in 2.2(a)(ii), (iii) or (iv) or, for other Annual Bonuses, the date such Annual Bonus is generally paid to executives of the Company; provided, however, that if Executive is not employed by the Company as of the date of payment of the last installment bonus pursuant to Section 2(a)(iv) due to the Company’s decision not to renew the Employment Period beyond the Initial Period, then Executive shall receive such last installment bonus payment when it is generally paid to other members of senior management.

(ii) For the twelve (12) month period commencing on the Effective Date, Executive shall be entitled to an Annual Bonus not less than the Target Amount, which shall be paid in four equal quarterly installments commencing on or about July 31, 2002.

(iii) For the twelve (12) month period commencing on the first anniversary of the Effective Date, Executive shall be entitled to an Annual Bonus not less than one hundred percent (100%) of the Target Amount, which shall be paid in four equal quarterly installments commencing on or about July 31, 2003.

(iv) For the twelve (12) month period commencing on the second anniversary of the Effective Date, Executive shall be entitled to an Annual Bonus not less than fifty percent (50%) of the Target Amount, which shall be paid in four equal quarterly installments commencing on or about July 31, 2004.

(b) Performance Bonus. For each calendar year in which the Company’s EBITDA margin is greater than twenty-five percent (25%) as determined by the Company’s Board of Directors (the “Board”) with reference to the Company’s audited financial statements, Executive shall be eligible for a special performance bonus (the “Performance Bonus”) in addition to the Annual Bonus, which would be in an amount determined by the President with approval by the Board, provided that Executive is employed by the Company as of the date such Performance Bonus is generally paid to executives of the Company.

3. Options on Common Interests.

3.1 Within 90 days of the Effective Date, Executive shall be granted options (the “Options”) with respect to thirty thousand (30,000) common membership interests (the “Interests”) in the parent company of the Company (the “Parent”), which Options shall have an exercise price of one cent ($.01) per option. These Options shall vest in four equal increments, with one-quarter vesting on the first anniversary of the effective date and one-quarter vesting on each of the next three anniversaries of the effective date; provided, however, that no Options shall vest if Executive is not employed by the Company as of such vesting date. Such Options shall be subject to the terms of the Company’s Equity Incentive Plan (the “Equity Plan”) and granting agreement, which shall be made effective prior to the grant of the Options.

3.2 Executive hereby acknowledges and agrees that the issuance of the Options to Executive does not affect the right of the Company to terminate Executive’s employment as provided in this Agreement or otherwise at law.

4. Accelerated Vesting. Notwithstanding the foregoing or anything to the contrary contained herein, vesting of the Options shall accelerate as follows:

4.1 Qualified Change of Control.

(a) Prior to a Qualified Change of Control, the vesting of the Options shall accelerate so that no less than fifty percent (50%) of the Options are vested (which, for the avoidance of doubt, includes Options that may have already vested as of such date).

(b) “Qualified Change of Control” means any sale, transfer, issuance or redemption or series of sales, transfers, issuances or redemptions (or any combination thereof) of membership interests in the Parent by the holders thereof or the Parent that results in any person or entity or group of affiliated persons or entities (other than the holders of membership interests in the Parent) (on a fully diluted basis) as of immediately prior to any such transaction or series of transactions) owning more than 50% of the outstanding common membership interests of the Parent so long as such transaction or series of transactions is designated as a Qualified Change of Control by the Parent Board.

4.2 Qualified Public Offering.

(a) Prior to a Qualified Public Offering, the vesting of the Options shall fully accelerate so that all the Options are vested.

(b) “Qualified Public Offering” means the closing of a public offering pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, covering the offer and sale of class A and class B common limited liability company membership interests of the Parent that is designated as a Qualified Public Offering by the Parent Board.

4.3 Upon termination of Executive’s employment, any Interests then-owned by Executive due to the exercise of Options shall be subject to repurchase by the Company. If such termination is (i) by the Company without Cause, (ii) a resignation by Executive for Good Reason, (iii) due to Permanent Disability, or (iv) due to death, such repurchase shall be at the fair market value of the Interests on the date of termination of Executive’s employment with the Company under the terms of the Equity Plan (“Fair Market Value”). If Executive (i) is terminated by the Company for Cause, (ii) resigns not for Good Reason, or (iii) is in breach of the covenants in Section 7, such repurchase shall be at the lesser of Fair Market Value or the amount paid by the Executive for the Interests.

5. Fringe Benefits and Expenses.

5.1 During the Employment Period, Executive shall be eligible to participate in the various health and welfare benefit plans maintained by the Company for its key management employees from time to time.

5.2 During the Employment Period, the Company shall provide Executive with twenty (20) vacation days per calendar year, and, for periods which are less than a full calendar year, with vacation days for such period equal to the product of the number of vacation days stated in this paragraph for a calendar year, multiplied by a fraction with a numerator equal to the number of days in such period Executive is employed by the Company and a denominator equal to three hundred sixty-five (365), with any partial days rounded to the nearest whole number. Such vacation days for a calendar year or such other period shall accrue to Executive on a monthly basis, at the rate of one-twelfth (l/12th) of the number of vacation days for such period per full month of employment with the Company, rounded to the nearest whole number. Unused vacation days for one calendar year may be carried over through the first ninety (90) days of the immediately subsequent calendar year.

5.3 During the Employment Period, the Company shall reimburse Executive for all ordinary, necessary and reasonable travel and other business expenses incurred by Executive in connection with the performance of his duties hereunder, in accordance with the Company policy. Such reimbursement shall be made upon presentation of itemized expense statements and such other supporting documentation as the Company may reasonably require.

6. Compensation After Termination.

6.1 If Executive is terminated by the Company for Cause or if Executive resigns other than for Good Reason, then, except as required by law, the Company shall have no further obligations to Executive (except payment of the Base Salary accrued through the date of said termination), and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

6.2 If Executive is terminated by the Company without Cause, which may only happen after the third anniversary of the Effective Date, or if Executive resigns for Good Reason, Executive shall be entitled to receive: (i) as severance pay, an amount equal to the Base Salary that would otherwise have been payable if Executive continued his employment hereunder for six (6) months (such six (6)-month period, the “Severance Period”), payable in accordance with the Company’s policies that would otherwise apply to the payment of the Base Salary, and (ii) continuation of medical benefits during the Severance Period upon the same terms as exist immediately prior to the termination of employment. The Company shall, except as required by law, have no other obligations hereunder or otherwise with respect to Executive’s employment from and after the termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity). Notwithstanding the foregoing, amounts payable under this Section 6.2 shall be reduced by the amount of compensation earned, received or receivable by Executive relating to Executive’s employment with, or other provision of services to, third parties during the Severance Period, (such compensation “Subsequent Pay”) and Executive shall use all reasonable efforts to obtain such employment or engagement for services as soon as possible after the date of termination hereunder. Executive shall notify the Company of the existence of Subsequent Pay as soon as possible after Executive has knowledge of such Subsequent Pay.

6.3 If Executive is terminated due to Executive’s Permanent Disability or if Executive dies during the Employment Period, then (i) Executive or Executive’s estate, as the case may be, shall be entitled to receive as severance pay an amount equal to the Base Salary for three (3) months which amount shall be payable in accordance with the Company’s policies that would otherwise apply to the payment of the Base Salary, and (ii) Executive and/or his eligible dependents shall receive continuation of medical benefits upon the same terms as exist immediately prior to the termination of employment for the three (3)-month period immediately following the termination of employment. The Company shall have no other obligations hereunder or otherwise with respect to Executive’s employment from and after the termination date, and the Company shall continue to have all other rights available hereunder (including, without limitation, all rights under the Restrictive Covenants at law or in equity).

7. Restrictive Covenants.

7.1 Executive’s Acknowledgment. Executive agrees and acknowledges that in order to assure the Company that it will retain its value and that of the Business as a going concern, it is necessary that Executive not utilize special knowledge of the Business and its relationships with customers to compete with the Company. Executive further acknowledges that:

(a) the Company is and will be engaged in the Business during the Employment Period and thereafter;

(b) Executive will occupy a position of trust and confidence with the Company, and during the Employment Period, Executive will become familiar with the Company’s trade secrets and with other proprietary and Confidential Information concerning the Company and the Business;

(c) the agreements and covenants contained in Sections 7, 8 and 9 are essential to protect the Company and the goodwill of the Business and compliance with such agreements and covenants will not impair Executive’s ability to procure subsequent and comparable employment; and

(d) Executive’s employment with the Company has special, unique and extraordinary value to the Company and the Company would be irreparably damaged if Executive were to provide services to any person or entity in violation of the provisions of this Agreement.

7.2 Confidential Information. As used in this Section 7, “Confidential Information” shall mean the Company’s trade secrets and other non-public information relating to the Company or the Business, including, without limitation, information relating to financial statements, customer identities, potential customers, employees, suppliers, acquisition targets, servicing methods, equipment, programs, strategies and information, analyses, marketing plans and strategies, profit margins and other information developed or used by the Company in connection with the Business that is not known generally to the public or the industry and that gives the Company an advantage in the marketplace. Confidential Information shall not include any information that is in the public domain or becomes known in the public domain through no wrongful act on the part of Executive. Executive agrees to deliver to the Company at the termination of Executive’s employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Business or the Company or other forms of Confidential Information which Executive may then possess or have under his control.

7.3 Non-Disclosure. Executive agrees that during employment with the Company and thereafter, Executive shall not reveal to any competitor or other person or entity (other than current employees of the Company) any Confidential Information regarding Clients (as defined herein) that Executive obtains while performing services for the Company. Executive further agrees that Executive will not use or disclose any Confidential Information of the Company, other than in connection with Executive’s work for the Company, until such information becomes generally known in the industry through no fault of Executive.

7.4 Non-Solicitation of Clients. Executive acknowledges that Executive will learn and develop Confidential Information relating to the Company’s Clients and relating to the Company’s servicing of those Clients. Executive recognizes that the Company’s relationships with its Clients are extremely valuable to it and that the protection of the Company’s relationships with its Clients is essential.

Accordingly, and in consideration of the Company’s employment of Executive and the various benefits and payments provided in conjunction therewith, Executive agrees that for a period of twelve (12) months following termination of employment with the Company that is not mutually agreed in writing by Executive and the Company, Executive will not, whether or not Executive is then self employed or employed by another, directly or through another, provide services that are the same or similar to those services offered for sale and/or under any stage of development by the Company at the time of Executive’s termination, to any Client of the Company whom Executive:

(a) obtained as a Client for the Company; or

(b) consulted with, provided services for, or supervised the provision of services for during the twelve (12) month period immediately preceding termination of Executive’s employment; or

(c) submitted or assisted in the submission of a proposal for the provision of services during the six (6) month period immediately preceding termination of Executive’s employment.

“Client” shall mean those persons or firms for whom the Company has either directly or indirectly provided services within the twenty-four (24)-month period immediately preceding termination of Executive’s employment and therefore includes both the referral source or entity that consults with the Company and the entity to which the consultation related. “Client” also includes those persons or firms to whom executive has submitted a proposal (or assisted in the submission of a proposal) to perform services during the six (6) month period immediately preceding termination of Executive’s employment.

7.5 Non-Interference with Relationships. Executive shall not directly or indirectly solicit, induce or encourage (i) any executive or employee of the Company, or (ii) any customer, client, supplier, lender, professional advisor or other business relation of the Company to leave, alter or cease his or her relationship with the Company, for any reason whatsoever, for twelve (12) months after Executive’s termination, for any reason, of employment with the Company. Executive shall not hire or assist in the hiring of any executive or employee of the Company for that same time period, whether or not Executive is then self employed or employed by another business. Executive shall not directly or indirectly make disparaging remarks about the Company.

7.6 Modification. If any court of competent jurisdiction shall at any time deem that the term of any Restrictive Covenant is too lengthy, or the scope or subject matter of any Restrictive Covenant exceeds the limitations imposed by applicable law, the parties agree that provisions of Sections 7.3, 7.4 and 7.5 shall be amended to the minimum extent necessary such that the provision is enforceable or permissible by such applicable law and be enforced as amended.

8. Effect on Termination. If, for any reason, Executive’s employment with the Company shall terminate, then, notwithstanding such termination, those provisions contained in Sections 4.3, 6, 7, 8, 9 and 10 hereof shall remain in full force and effect.

9. Remedies.

9.1 Non-Exclusive Remedy for Restrictive Covenants. Executive acknowledges and agrees that the covenants set forth in Sections 7.3, 7.4, and 7.5 of this Agreement (collectively, the “Restrictive Covenants”) are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Executive breaches any of the terms of the Restrictive Covenants, and that in the event of Executive’s actual or threatened breach of any such Restrictive Covenants, the Company will have no adequate remedy at law. Executive accordingly agrees that in the event of any actual or threatened breach by him of any of the Restrictive Covenants, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages or the posting of bond. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages.

9.2 Arbitration. Except as set forth in Section 10.1, any controversy or claim arising out of or related to (i) this Agreement, (ii) the breach thereof, (iii) Executive’s employment with the Company or the termination of such employment, or (iv) Employment Discrimination, shall be settled by arbitration in Chicago, Illinois before a single arbitrator administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes, effective as of January 1, 2001 (the “Employment Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, Rule 36 of the AAA’s Commercial Arbitration Rules effective as of September 1, 2000 (instead of Rule 27 of the Employment Rules) shall apply to interim measures. References herein to any arbitration rule(s) shall be construed as referring to such rule(s) as amended or renumbered from time to time and to any successor rules. References to the AAA include any successor organization. “Employment Discrimination” means any discrimination against or harassment of Executive in connection with Executive’s employment with the Company or the termination of such employment, including any discrimination or harassment prohibited under federal, state or local statute or other applicable law, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Americans with Disability Act, the Family and Medical Leave Act, the Fair Labor Standards Act, or any similar federal, state or local statute. Without limitation of the foregoing, any controversy or claim arising out of related to the repurchase right in Section 4.3 shall be subject to arbitration hereunder.

10. Miscellaneous.

10.1 General Release. Executive acknowledges and agrees that Executive’s right to receive severance pay and other benefits pursuant to Section 6.1 and Section 6.2 of this Agreement is contingent upon Executive’s compliance with the covenants set forth in Section 7 of this Agreement and Executive’s execution and acceptance of the terms and conditions of, and the effectiveness of, a general release in a form substantially similar to that attached hereto as Exhibit A (the “Release”). If the Executive fails to comply with the covenants set forth in Section 7 or if the Executive fails to execute the Release or revokes the Release during the seven (7)-day period following his execution of the Release, then the Executive shall not be entitled to any severance payments or other benefits to which the Executive would otherwise be entitled under Sections 6.1 or 6.2

10.2 Assignment. Executive may not assign any of his rights or obligations hereunder without the written consent of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

10.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity and without invalidating the remainder of this Agreement.

10.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

10.5 Descriptive Headings; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

10.6 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopy to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to the addresses indicated below:

To the Company:	Huron Consulting Group LLC
c/o Lake Capital, LLC
676 North Michigan Ave.
Suite 3900
Chicago, IL 60611
	Attention:	Kathleen M. Johnston
	Facsimile:	(312) 640-7065

with copy to:	Lake Capital, LLC
676 North Michigan Ave.
Suite 3900
Chicago, IL 60611
	Attention:	Kathleen M. Johnston
	Facsimile:	(312) 640-7065

To Executive:	Mr. James Rojas 16543 S. Prairie Drive Tinley Park, IL 60477

or to such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three days after the date of mailing if sent by certified or registered mail, (y) one day after the date of delivery to the overnight courier if sent by overnight courier or (z) the next business day after the date of transmittal by telecopy.

10.7 Preamble; Preliminary Recitals. The Preliminary Recitals set forth in the Preamble hereto are hereby incorporated and made part of this Agreement.

10.8 Taxes. All compensation payable to Executive from the Company shall be subject to all applicable withholding taxes, normal payroll withholding and any other amounts required by law to be withheld.

10.9 Entire Agreement. Except as otherwise expressly set forth herein, this Agreement sets forth the entire understanding of the parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof.

10.10 Governing Law. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the laws of the State of Illinois without giving effect to provisions thereof regarding conflict of laws.

10.11 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

10.12 Amendment and Waivers. Any provisions of the Agreement may be amended or waived only with the prior written consent of the Company and Executive.

SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates written below.

THE COMPANY: HURON CONSULTING GROUP LLC

By:	/s/ Terence M. Graunke

Its:

Date:

EXECUTIVE

/s/ James K. Rojas

James Rojas

July 8, 2002
Date

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

1. For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned (“Executive”), for himself, his spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Executive, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge Huron Consulting Group LLC (the “Huron”) and the parent company to Huron (“Parent”) (collectively Huron and Parent being “Company”), Company’s agents, subsidiaries, parents affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to Executive’s employment with the Company or any of its affiliates and the termination of Executive’s employment. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Senior Management Agreement between Huron and Executive, dated                     , as amended from time to time (the “Senior Management Agreement”) (but excluding claims regarding severance pay and benefits) and any claims under any stock option agreements between Executive and Huron or Parent) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Age Discrimination in Employment Act (ADEA), the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Illinois Human Rights Act, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasers may claim existed with Releasees. This also includes a release by Executive of any claims for breach of contract, wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. This release and waiver does not apply to any claims or rights that may arise after the date Executive signs this General Release. The foregoing release does not cover any right to indemnification now existing under the Operating Agreement of Huron or the Parent regardless of when any claim is filed.

2. Excluded from this release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3. Executive agrees never to sue Releasees in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing Releasees, other than under the ADEA or as otherwise set forth in Section 1 hereof, Executive shall be liable to the Company for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the interest of the parties that such claims are waived.

4. Executive acknowledges and recites that:

(a)	Executive has executed this General Release knowingly and voluntarily;

(b)	Executive has read and understands this General Release in its entirety;

(c)	Executive has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice he wishes with respect to the terms of this General Release before executing it;

(d)	Executive’s execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate about the terms of this General Release; and

(e)	Executive has been offered 21 calendar days after receipt of this General Release to consider its terms before executing it.

5. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Illinois, except for the application of pre-emptive Federal law.

6. Executive shall have 7 days from the date hereof to revoke this General Release by providing written notice of the revocation to the Company, as provided in subsection 10.7 of the Employment Agreement, in which event this General Release shall be unenforceable and null and void.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

James Rojas

Date:	5/11/02	/s/ James Rojas
Executive

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